Exhibit 99.4
CONSENT

The undersigned hereby consents to being named in this proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Helix Energy Solutions Group, Inc. (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of April 22, 2026, by and among Helix Energy Solutions Group, Inc., Odyssey Sub, Inc., Hercules Sub LLC and Hornbeck Offshore Services, Inc. as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: July 30, 2026

By:	/s/ Aaron Rosen
Name:	Aaron Rosen